UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

BIO-TECHNE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following Q&A was made available to the employees of Bio-Techne Corporation (“Bio-Techne”) on September 9, 2026.

This FAQ is organized by topic to help you quickly find the information most relevant to your question:

•	The Transaction

•	Employees, Compensation & Benefits

•	Business Operations

•	Culture & Company Life

•	Communications & Engagement Guidelines

The Transaction

1.	When is the transaction expected to close?

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The transaction is expected to close by late 2026 or early 2027, subject to satisfaction of customary closing conditions, including receipt of required regulatory approvals and approval by Bio-Techne shareholders.

2.	What day will the transaction close? Is this date scheduled?

•	A specific closing date has not been scheduled.

•
We expect to complete the transaction by late 2026 or early 2027, subject to satisfaction of customary closing conditions, including receipt of required regulatory approvals and approval by Bio-Techne shareholders.

•	The reason we say closing is expected by late 2026 or early 2027 is that the timing of the approvals required for closing is not in our control, so we have instead provided an estimated timeframe.

3.	Who is Merck KGaA, Darmstadt, Germany and is it a different company from Merck & Co. / Merck Sharp and Dohme (MSD)?

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Merck KGaA, Darmstadt, Germany is a global science and technology company serving the entire value chain of life science-related industries and is a different company than Merck & Co., which is known as MSD outside of the U.S. and Canada.

•	Merck KGaA, Darmstadt, Germany holds the rights to the Merck trademark internationally, except in the U.S. and Canada.

•	In the U.S. and Canada, the businesses of Merck KGaA, Darmstadt, Germany operate under different names:

o	MilliporeSigma for its Life Science business;

o	EMD Serono for its Healthcare business; and

o	EMD Electronics for its Electronics business.

4.	How will Bio-Techne be integrated into Merck KGaA, Darmstadt, Germany?

•	Merck KGaA, Darmstadt, Germany has a strong track record of successfully integrating acquisitions, including larger-scale and capability-expanding transactions like this one.

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Building on this experience, Merck KGaA, Darmstadt, Germany is committed to executing a thoughtful integration process focused on business continuity, critical talent retention, scientific capabilities and customer relationships.

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It’s important to keep in mind that between now and the closing of the transaction, there is much work to be done as we determine how to best bring these companies together. As we undertake important work through this phase, we will be mindful of complying with legal requirements.

•	From now until the closing of the transaction, Bio-Techne and Merck KGaA, Darmstadt, Germany will continue to operate as independent companies, and it is business as usual for us at Bio-Techne.

•	We remain focused on delivering for our customers.

•	While we don’t yet have all the answers, we will keep you informed, as appropriate, along the way.

5.	What is the current focus of the integration planning efforts and the Integration Planning Office (IPO)?

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Right now, our priority is preparing for a successful integration once the transaction closes, while ensuring business continuity and maintaining our focus on our customers and pursuing our FY27 goals.

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The IPO is leading this work, with leaders at Bio-Techne and Merck KGaA, Darmstadt, Germany and its affiliates, collaborating to develop comprehensive plans to leverage each company’s strengths across key business and functional areas.

•	This planning process will ensure that we are ready to begin a smooth integration process once the transaction closes.

•	Until the transaction closes, Bio-Techne and Merck KGaA, Darmstadt, Germany, remain separate companies.

•	Bio-Techne must remain focused on delivering for our customers and executing our strategy.

6.	What regulatory approvals have we received? Which approvals remain?

•	The German Federal Cartel Office recently approved the proposed transaction.

•	Regulatory approvals in other countries are in process.

•
We expect to complete the transaction by late 2026 or early 2027, subject to satisfaction of customary closing conditions, including receipt of required regulatory approvals and approval by Bio-Techne shareholders.

Employees, Compensation & Benefits

7.	What does this transaction mean for employees?

•	Merck KGaA, Darmstadt, Germany recognizes the impressive impact we have made across the life sciences industry, and they are excited to welcome our talented team.

•	Nothing is changing today, and we ask you to remain focused on executing our strategy.

•
As part of Merck KGaA, Darmstadt, Germany, Bio-Techne will be able to advance its mission to improve the quality of life with greater scale and expanded capabilities, empowering our customers to tackle the most important challenges in science and healthcare and helping to improve outcomes worldwide.

•
In joining Merck KGaA, Darmstadt, Germany’s larger global Life Science organization, Bio-Techne employees will have additional opportunities to contribute to a broader range of customer priorities, serving new channels and helping drive growth.

8.	Will there be layoffs in connection with this transaction?

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There are no immediate changes for employees as a result of the transaction. No decisions have been made regarding future workforce impacts. We will communicate openly and share updates, as appropriate, as decisions are made.

•	This transaction will bring together two highly complementary life sciences organizations with unique capabilities.

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For Merck KGaA, Darmstadt, Germany, acquiring Bio-Techne will expand its global reach and advance its strategic agenda. As part of that, Merck KGaA, Darmstadt, Germany intends to leverage the unique strengths and expertise of both organizations while continuing to invest in the capabilities, development and long-term success of its workforce worldwide.

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Between now and the closing of the transaction, there is much work to be done as we determine how to best bring these companies together. As we undertake important work through this phase, we will be mindful of complying with legal requirements.

•	Our talented team and the capabilities you have built are a key reason why Merck KGaA, Darmstadt, Germany is so excited about the transaction.

9.	Will there be any changes to salaries, benefits or compensation as a result of the transaction?

•	There will be no immediate changes to salaries, benefits or compensation as a result of the transaction closing.

•	As integration planning progresses, we will keep you informed of any updates.

10.	What's happening with our performance reviews, merit increases, and bonus cycles?

•	There will be no immediate changes to performance reviews, merit increases or bonus cycles as a result of the transaction closing.

•	As the integration planning progresses, we will keep you informed of any updates.

11.	How will bonuses be calculated for fiscal year 2027 (FY27), particularly given the planned acquisition is expected to close mid-financial year?

•	Bonus calculations vary by incentive plan and are tied to applicable company, division, regional and/or individual performance measures.

•	For FY27, employees will continue to participate in their current incentive plans through the closing of the transaction.

•
If the transaction closes before the end of FY27, as anticipated, performance will be measured through closing and bonuses will be prorated based on the portion of the fiscal year through that point and paid following close.

12.	What happens to the Bio-Techne stock I own? What about my options, RSUs or PSUs?

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For employees who are Bio-Techne shareholders, upon completion of the transaction, you will receive $73.00 per share in cash (less any required tax withholdings) for each share of Bio-Techne common stock owned.

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For employees who hold stock options (other than under the ESPP), at closing your vested stock options will be cancelled and converted into a cash payment equal to the amount, if any, by which $73.00 exceeds your exercise price, multiplied by the number of shares covered by the stock option (with any performance conditions for incomplete periods determined based on the target level of performance). Vested options will be paid, less applicable tax withholding, in connection with closing through payroll at the first administratively practicable payroll period following the closing. At closing, unvested stock options will convert into a cash award in an amount calculated using the same formula as for vested stock options, which cash award will continue to vest and be paid, less applicable tax withholding, on the same time-based schedule (including any acceleration terms) that applies before closing. Any stock option with an exercise price at or above $73.00 will be cancelled at closing without payment.

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For employees who hold RSUs, at closing your RSUs will convert into a cash award equal to $73.00 per RSU and will continue to vest and be paid, less applicable tax withholding, on the same time-based schedule (including any acceleration terms) that applies to your RSUs before closing.

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For employees who hold PSUs, at closing your PSUs will convert into a cash award equal to $73.00 per PSU and will continue to vest and be paid, less applicable tax withholding, on the same time-based schedule (including any acceleration terms) that applies to your PSUs before closing, but will no longer be subject to performance conditions. For any performance period not yet completed at closing, the number of PSUs will be determined by deeming performance as achieved at maximum and no further performance conditions will apply.

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For any employees who hold restricted stock awards, at closing your restricted stock will convert into a cash award equal to $73.00 per share of restricted stock (with any performance conditions for incomplete periods determined based on the target level of performance) and will continue to vest and be paid, less applicable tax withholding, on the same schedule (including any acceleration terms) that applies to your restricted stock before closing.

13.	Will there be an information session for Bio-Techne employees who hold shares and options to help them understand the potential tax implications of the acquisition?

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We are partnering with Morgan Stanley to provide educational sessions for all employees on equity-related questions, including questions on shares and options. For U.S. based employees, this will include general U.S. federal tax considerations. More information will be communicated in the coming weeks.

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We recommend that you consult your own tax advisor concerning how holding periods, capital gains and losses, and your personal circumstances may affect your taxes, particularly before taking any action that may have tax consequences.

•	Your tax impact will vary based on each employee’s individual circumstances.

14.	What's happening with equity awards and existing grant agreements?

•	Until closing, all terms and conditions of the equity plan and individual grant agreements continue to operate in accordance with their terms.

•	At closing, then-outstanding equity awards will be treated as described in the FAQ: “What happens to the Bio-Techne stock I own? What about my options, RSUs or PSUs?”

•	The current Employee Stock Purchase Plan (ESPP) cycle ended as scheduled in August 2026 and any remaining funds will be refunded through payroll as soon as practicable. No new cycle will begin.

15.	Are there any changes to health plans, wellness programs, or 401(k)?

•	Until the closing of the transaction, we will continue to operate our benefits programs as usual, including health plans, wellness programs and Bio-Techne’s 401(k) plan.

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Fiscal-year 2027 US health plans and wellness programs went into effect on July 1, 2026 and benefits will continue in accordance with the terms of the applicable plan or program; renewal for other markets generally remains consistent with prior practices.

•	Any changes made after transaction closing will be communicated accordingly.

16.	Will there be changes to reporting relationships as a result of the transaction?

•	We will continue operating as an independent company until the closing of the transaction.

•	There will be no transaction-related changes to roles, reporting relationships and responsibilities before the closing of the transaction.

17.	Will the transaction affect the acknowledgement of employees’ years of service at Bio-Techne? Will our years of service transfer over to Merck KGaA, Darmstadt, Germany at close?

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Following close, employees’ years of service with Bio-Techne will generally be recognized under applicable benefit plans of Merck KGaA, Darmstadt, Germany. This may include recognition of prior service for eligibility, vesting, paid time off and leave balances, and severance benefits.

•	There are certain limited exceptions, including where recognizing prior service would result in a duplication of benefits.

•	More information about benefits and how prior Bio-Techne service will be recognized will be shared with employees as we approach close.

Business Operations

18.	Will we retain the current Bio-Techne physical sites?

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Between now and the closing of the transaction, there is much work to be done as we determine how to best bring these companies together. As we undertake important work through this phase, we will be mindful of complying with legal requirements.

19.	What will happen to the Bio-Techne brands?

•	The brand architecture we introduced in April remains our foundation, and we'll continue to apply it in our day-to-day activities, communications, and customer experience.

•	The vast majority of our work on brand will continue as usual, and, as integration planning progresses, we will share relevant updates to our brand workstream.

20.	Does this mean our strategy will change?

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As part of Merck KGaA, Darmstadt, Germany, Bio-Techne will be able to advance its mission to improve the quality of life by catalyzing advances in science and medicine with greater scale and expanded capabilities, empowering our customers to tackle the most important challenges in science and healthcare and helping to improve outcomes worldwide.

•	Importantly, nothing is changing today, and we ask you to remain focused on executing our strategy.

•	The best thing every one of us can do is stay focused on delivering for our customers.

21.	How will this news impact our other planned acquisition activities, e.g. Wilson Wolf?

•	The transaction with Merck KGaA, Darmstadt, Germany, does not change Bio-Techne’s existing agreement with Wilson Wolf.

•	Bio-Techne expects to acquire the remaining ownership in Wilson Wolf immediately following the end of calendar year 2027 under the terms of the contract between Wilson Wolf and Bio-Techne.

22.	Will we still have earnings calls once the transaction closes?

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Following the announcement of the planned acquisition and until the transaction closes, Bio-Techne is no longer holding quarterly earnings calls. Instead, the Company will communicate our financial performance through an earnings press release only.

•	Once the transaction closes, Bio-Techne will become part of Merck KGaA, Darmstadt, Germany, and will no longer operate as a standalone company.

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As a result, Bio-Techne's financial performance will be included within the financial results of Merck KGaA, Darmstadt, Germany and may be discussed as part of its earnings communications. Bio-Techne will no longer hold separate earnings calls or have standalone public company reporting obligations.

23.	I’m in the midst of finalizing a contract with a customer / partner / supplier / vendor on a new project.
Can I move forward?

•	Yes, subject to Legal approval as required under the Delegation of Management Authority.

•	Nothing is changing today, and we ask you to remain focused on executing our strategy.

•	We will continue operating as an independent company until the closing of the transaction.

24.	Will my Bio-Techne email address / phone number / contact information change?

•	Until the transaction closes, it is business as usual at Bio-Techne, and your contact information will remain the same.

Culture & Company Life

25.	How do the values and culture of Merck KGaA, Darmstadt, Germany and its affiliates compare to Bio-Techne’s?

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We believe our values and cultures are very similar. As we have worked closely with the team to reach this agreement, it is clear that both companies are driven by a deep passion for innovation, achieving scientific breakthroughs and advancing human health for generations to come.

Communications & Engagement Guidelines

26.
What should I do if an employee of Merck KGaA, Darmstadt, Germany or one of its affiliates contacts me with questions or requests for information? Can I contact employees from Merck KGaA, Darmstadt, Germany or its affiliates?

•	Until the closing of the transaction, Merck KGaA, Darmstadt, Germany, and Bio-Techne continue to operate as independent companies.

•	Unless you have an authorized business reason to engage with a counterpart at Merck KGaA, Darmstadt, Germany or one of its affiliates, please do not do so at this time.

•	All information shared with Merck KGaA, Darmstadt, Germany, should come at the discretion of Bio- Techne’s management team.

27.	What should I tell customers and partners who may ask about the transaction?

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You can let them know that we are excited about this opportunity to address some of the most important opportunities in life sciences and support our customers in accelerating the next generation of scientific discovery and therapeutic innovation.

•	You should also let them know that for now, it is business as usual, and reassure them that there are no changes to how we work with them.

28.	What do I do if I am contacted by the media, financial analysts or investors?

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Consistent with our company policy, if you are contacted by the media, please don’t respond and refer them to Lindsey Rodger, Head of Corporate Communications, at lindsey.rodger@bio-techne.com. If you are contacted by any other third party, please refer them to David Clair, our Vice President of Investor Relations, at david.clair@bio-techne.com.

29.	Can I post on social media about the transaction?

•	As a public company, Bio-Techne is subject to strict SEC rules governing what and how information about this transaction may be shared on social media.

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Employees may repost or “like” information shared by the official company social media accounts. However, you should refrain from creating new content about the transaction or commenting about the transaction to help ensure we remain compliant with SEC requirements.

•	For general guidance on how to engage appropriately on social media as a Bio-Techne employee, please refer to Bio-Techne’s social media policy.

*          *          *

These FAQs are for general information purposes only and do not constitute a legally binding document in any respect. The treatment of equity awards in connection with the closing is governed by the terms and conditions of the Bio-Techne equity incentive plan and applicable award agreement (the “Equity Plan Documents”) and the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 25, 2026, among Bio-Techne, Merck KGaA, Darmstadt, Germany and EMD Holdings NewCo, Inc. If there is any conflict between these FAQs on the one hand and the terms of the Merger Agreement or the Equity Plan Documents on the other hand or any other Bio-Techne plan, policy, program or arrangement, the Merger Agreement, the Equity Plan Documents or such other plan, policy, program or arrangement (as applicable) will control.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements based on current assumptions and forecasts made by Merck KGaA, Darmstadt, Germany or Bio-Techne management. Statements that include words such as “anticipate,” “expect,” “should,” “would,” “intend,” “plan,” “project,” “seek,” “believe,” “will,” and other words of similar meaning in connection with future events or future operating or financial performance are often used to identify forward-looking statements. All statements in this communication, other than those relating to historical information or current conditions, are forward-looking statements. Actual results could differ materially from those projected or forecasted in the forward-looking statements. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation or development and the estimates given here. These factors include the following: Merck KGaA, Darmstadt, Germany’s ability to successfully complete the proposed acquisition of Bio-Techne or realize the anticipated benefits of the proposed transaction in the expected timeframes or at all; Merck KGaA, Darmstadt, Germany’s ability to successfully integrate Bio-Techne’s operations into those of Merck KGaA, Darmstadt, Germany, given such integration may be more difficult, time-consuming or costly than expected; the failure to obtain Bio-Techne’s shareholders’ approval of the proposed transaction; the failure of any of the conditions to the proposed transaction to be satisfied; the possibility that competing offers or acquisition proposals for Bio-Techne will be made; revenues following the proposed transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the proposed transaction; the retention of certain key employees at Bio-Techne; risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact Bio-Techne’s or Merck KGaA, Darmstadt, Germany’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Bio-Techne’s common stock, including if the proposed transaction is not consummated; the outcome of any legal proceedings related to the proposed transaction; the impact of the proposed transaction on Bio-Techne’s credit rating; the parties’ ability to meet expectations regarding the timing and completion of the proposed transaction; delays in obtaining any approvals required to complete the proposed transaction or an inability to obtain them on the terms proposed or on the anticipated schedule or regarding accounting and tax treatments of the proposed transaction; the impact of indebtedness to be incurred by Merck KGaA, Darmstadt, Germany in connection with the proposed transaction; the effects of the business combination of Bio-Techne and Merck KGaA, Darmstadt, Germany, including the combined company’s future financial condition, operating results, strategy and plans; third parties may claim that Merck KGaA, Darmstadt, Germany’s or Bio-Techne’s products infringe their intellectual property rights; fluctuations in non-U.S. currencies could result in transaction losses; acts of war and terrorism may adversely affect Merck KGaA, Darmstadt, Germany’s or Bio-Techne’s business; the volatility of the international marketplace; and other factors discussed in Merck KGaA, Darmstadt, Germany’s public reports which are available on Merck KGaA, Darmstadt, Germany’s website at https://www.emdgroup.com/en or in Bio-Techne’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended June 30, 2025 and Bio-Techne’s other filings with the SEC, which are available at http://www.sec.gov and on Bio-Techne’s website at https://www.bio-techne.com. Except as otherwise required by law, neither Merck KGaA, Darmstadt, Germany nor Bio-Techne assumes any liability whatsoever to update these forward-looking statements or to conform them to future events or developments. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Important Information and Where to Find It

This communication relates to the proposed transaction involving Bio-Techne and Merck KGaA, Darmstadt, Germany. In connection with the proposed transaction, Bio-Techne has filed relevant materials with the SEC, including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Bio-Techne files with the SEC or sends to Bio-Techne’s shareholders in connection with the proposed transaction. SHAREHOLDERS OF BIO-TECHNE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ALL PROXY MATERIALS, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, http://www.sec.gov, or on Bio-Techne’s website at https://www.bio-techne.com.

Participants in Solicitation

Bio-Techne and its directors and executive officers, and Merck KGaA, Darmstadt, Germany and certain of its executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Bio-Techne common stock in respect of the proposed transaction. Information about the directors and executive officers of Bio-Techne is set forth (i) in Bio-Techne’s proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on September 19, 2025, which is available here, including under the headings “Proposal 2: Election of Directors,” “Corporate Governance,” “Director Compensation,” “Executive Compensation” and “Share Information”, and (ii) under Item 5.02, “Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” in the Current Report on Form 8-K filed by Bio-Techne with the SEC on February 11, 2026 (which is available here). To the extent holdings of Bio-Techne’s securities by its directors or executive officers have changed since the amounts set forth in such documents, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC that are or will be available at the SEC’s website, http://www.sec.gov. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement and may be contained in other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.